Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

AerCap Holdings N.V.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value €0.01 per share (“Ordinary Shares”)	Rules 457(r) and 457(c)	30,729,878 (1)	$66.24 (2)	$2,034,932,521.16 (2)	0.0001476	$300,356.04 (2)(3)	—	—	—	—
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$300,356.04

(1)

The Registrant is hereby registering the sale by the selling shareholder identified in this prospectus supplement of up to 30,729,878 of our Ordinary Shares held by such selling shareholder, including up to 7,859,163 of our Ordinary Shares that may be purchased by the underwriters upon the exercise of their option to purchase additional Ordinary Shares from such selling shareholder.

(2)

In accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices for the Registrant’s Ordinary Shares as reported on the New York Stock Exchange on November 10, 2023.

(3)

Represents payment of registration fees previously deferred in connection with Registrant’s registration statement on Form F-3ASR (Registration No. 333-270326) in accordance with Rule 457(r) under the Securities Act.